Exhibit (p)
                         THE HAVEN CAPITAL MANAGEMENT TRUST
                                         and
                           HAVEN CAPITAL MANAGEMENT, INC.


                                       AMENDED
                                   CODE OF ETHICS
                     CONCERNING PERSONAL SECURITIES TRANSACTIONS


                                      ARTICLE I
                           STATEMENT OF GENERAL PRINCIPLES

As an investment adviser it is imperative that Haven Capital Management, Inc. ("Haven") preserve its reputation for fiduciary responsibility, and unswerving dedication to its client's best interests. No action that might tarnish Haven's corporate character can be tolerated.

At all times, the officers, directors and employees of Haven must place the interests of The Haven Capital Management Trust (the "Trust") and Haven's other investment advisory clients ("Clients") ahead of their personal interests, and the officers and trustees of the Trust must place the interests of the Trust ahead of their personal interests. All such persons must never take inappropriate advantage of their positions with respect to Haven and the Trust. Their personal securities transactions must be conducted in a manner, consistent with principles and procedures enunciated in this Code of Ethics ("Code"), to avoid any actual or potential conflict of interest and any abuse of such person's position of trust and responsibilities. Where possible, Haven and the Trust intend to eliminate even the appearance of impropriety in personal securities trades.

                                     ARTICLE II
                              APPLICABILITY OF THE CODE

(a) Persons to Whom This Code is Applicable. This Code applies to all directors, officers, and employees of Haven and to those trustees, officers and employees of the Trust who make, participate in or receive current information concerning decisions as to purchases or sales of securities for the Trust. Such persons, referred to as "access persons," will be provided with a copy of this Code and informed of their duty to comply with its provisions. The Trust intends to conduct its affairs in a manner such that the Independent Trustees (as defined in Article VIII) will not be access persons.

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Certain provisions of this Code apply only to persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by the Trust or by Haven's clients. Such persons, referred to as "investment personnel," shall include without limitation all Haven portfolio managers, analysts and traders. The Independent Trustees shall not be deemed to be "investment personnel."

(b) Covered Securities. The restrictions on personal investing activities set forth in Article III and the compliance procedures set forth in Article V shall apply only to "Covered Securities", which are all securities other than direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.

                                     ARTICLE III
                                   RESTRICTIONS ON
                            PERSONAL INVESTING ACTIVITIES

(a) Restrictions. Access persons and investment personnel shall not take unfair advantage of their knowledge of purchases or sales of securities by the Trust or Clients, or the consideration or recommendation of such purchases or sales. To implement this policy the following restrictions are established:

(1) Initial Public Offerings. No investment personnel shall directly or indirectly purchase or acquire any direct or indirect beneficial ownership (as defined in Article VIII) in any security offered pursuant to an initial public offering.

(2) Private Placements. No investment personnel shall acquire securities in a private placement without receiving prior written approval from the Compliance Officer (as defined in Article VIII). In determining whether to approve such proposed acquisition, the Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for the Trust or Clients and whether the opportunity is being offered to an individual by virtue of his or her position with the Trust or Haven.

Investment personnel who have been authorized to acquire securities in a private placement are required to disclose that investment if and when that person plays a part in the subsequent recommendation to the Trust or a Client of any investment in the issuer. In such a circumstance, any such recommendation to

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purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

(3) Blackout Periods. No access person shall knowingly purchase or sell any securities in which he or she has or will acquire any direct or indirect beneficial ownership if such securities are being (i) recommended by Haven to the Trust or Clients for purchase or sale or (ii) actively considered by Haven for recommendation to the Trust or Clients. Securities will be deemed to be under active consideration for recommendation during the time when serious discussions or investigations are being conducted within Haven concerning the advisability of such recommendation.

No access person may sell a security in which he or she has a direct or indirect beneficial ownership interest within 7 calendar days after Haven has recommended the purchase of such security to the Trust or a Client. No access person may acquire a direct or indirect beneficial ownership interest in a security within 7 calendar days after Haven has recommended the sale of such security to the Trust or a Client.

(4) Ban on Short-Term Trading Profits. Haven and the Trust discourage investment personnel from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Except with the prior written consent of the Compliance Officer, investment personnel shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days if, during such intervening period, the same (or equivalent) securities were held by the Trust or a Client.

(5) Gifts. Investment personnel shall not accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust or Haven.

(6) Service as a Director. Investment personnel may not serve on the board of directors of a publicly traded company, absent prior authorization by the Compliance Officer based upon a determination that board service would be consistent with the interests of the Trust and Clients. In instances in which board service is authorized, investment personnel serving as directors normally should be isolated from persons making investment decisions through "Chinese Wall" or other procedures.

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(b)  Exceptions.  The Compliance Officer may in rare instances grant exceptions from the specific procedures of this Article III upon written request explaining the circumstances or financial emergency, provided that the Compliance Officer determines that the exception is otherwise consistent with this Code. All exceptions granted will be reported to the Trustees of the Trust no less frequently than annually.

                                     ARTICLE IV
                          MATERIAL CONFIDENTIAL INFORMATION

Each access person is reminded that it constitutes a violation of the federal securities laws for any person to trade in or recommend trading in the securities of a company while in possession of material confidential information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company. Tippees can also be liable in certain circumstances.

Material confidential information is any information about a company or the market for the company's securities which has not come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market value of any of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities. Advance information that a company is about to issue a new product or issue a surprise earnings report are the kinds of information often deemed material.

Any officer, director, trustee or employee of Haven or the Trust who engages in insider trading will be dismissed immediately.

                                      Article V
                                COMPLIANCE PROCEDURES

In order to implement the general principles, restrictions and prohibitions contained in this Code, the Trust and Haven adopt the following compliance procedures:

(a) Preclearance. All transactions in which officers, directors and employees of Haven have a direct or indirect beneficial ownership interest ("House Accounts") must be handled through Haven. Haven's trader is responsible for preclearing and monitoring all transactions.

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(b)  Pricing of House Account Transactions.  Haven has consistently had a policy designed to insure that the Trust and Clients always receive the most beneficial prices. On any given day, House Accounts may not trade in securities recommended to the Clients unless all orders in hand have been completed. Likewise, no transactions in securities subject to review and probable purchase or sale by Haven for its Client accounts will be allowed (in addition, no transactions in securities subject to the blackout periods relating to Trust transactions, as specified in Article III, Section (a)(3), will be allowed). If a trade for the Trust or a Client is executed on the same day subsequent to the execution of a trade for a House Account, the Trust or Client must always receive the most beneficial price. Transactions for House Accounts are not included in average price calculations for the Trust and Client accounts.

(c) Records of Securities Transactions by Persons Other Than Independent Trustees. Each access person must report to Haven:

(1) Initial Holdings Period. No later than 10 days after such person becomes an access person, the following information:

(A) The title, number of shares and principal amount of each Covered Security in which such access person had any direct or indirect beneficial ownership when such person became an access person;

(B) The name of any broker, dealer or bank with whom such access person maintained an account in which any securities were held for the direct or indirect benefit of such access person as of the date the person became an access person; and

(C) The date that the report is submitted by such access person.

(2) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

(A) With respect to any transaction during the quarter in a Covered Security in which such access person had any direct or indirect beneficial ownership;

(i) The date of the transaction, the title, the interest date and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

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(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price of the Covered Security at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

(v) The date that the report is submitted by such access person.

(B) With respect to any account established by such access person in which any securities were held during the quarter for the direct or indirect benefit of such access person:

(i) The name of the broker, dealer or bank with whom such access person established the account;

(ii) The date the account was established; and

(iii) The date that the report is submitted by such access person.

Such access person need not submit a Quarterly Transaction Report under this sub-section (c)(2) if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust or Haven with respect to such access person in the time period required by this sub-section, if all of the information required by this sub-section is contained in the broker trade confirmations or account statements, or in the records of the Trust or Haven.

(3) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(a) The title, number of shares and principal amount of each Covered Security in which such access person had a direct or indirect beneficial ownership;

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(b) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of such access person; and

(c) The date that the report is submitted by such access person.

(d) Initial and Annual Certification. Within 10 day after the commencement of employment, and within 30 days after the end of each calendar year thereafter, each access person other than Independent Trustees shall acknowledge, on the form attached as Appendix B, that he or she is subject to this Code and shall certify that he or she (i) has read and understood it, (ii) has complied with each of its requirements and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(e) Records of Securities Transactions by Independent Trustees. Each Independent Trustee shall report to the Compliance Officer within 10 days after the end of each quarter the information described in Section (c)(2) of this
Article V with respect to transactions in Covered Securities in which such Independent Trustee has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership; provided, however, that an Independent Trustee need only report a transaction if such Independent Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Independent Trustee, such Covered Security is or was purchased or sold by the Trust or such Covered Security was being considered for purchase or sale by the Trust, its investment adviser or other accounts managed by Haven. An Independent Trustee shall have no affirmative duty to inquire about purchases or sales.

(f) Review of Reports. The Trust and Haven shall institute procedures by which appropriate management or compliance personnel of Haven review the reports required to be submitted under this Article V.

(g) Recordkeeping Requirements. The Trust and Haven shall maintain records in the manner and to the extent required pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, including (i) reports required under this Code and (ii) a record of any decision, and the reasons supporting the decision, to approve the acquisition by any investment personnel of Covered Securities offered in an initial public offering or a private placement.

                                     ARTICLE VI

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                            ANNUAL REVIEW BY THE TRUSTEES

At least once a year, the management of the Trust shall prepare a written report to the Trustees that, among other things:

(a) describes any issues arising under the Code or procedures related to the Code since the last annual report to the Trustees, including information about material violations of the Code and procedures and sanctions imposed in response to material violations;
(b) certifies that the Trust and Haven have adopted procedures reasonably necessary to prevent access persons from violating this Code; and

(c) identifies any recommended changes in existing restrictions or procedures based upon the Trust's experience under this Code, evolving industry practices or developments in applicable laws or regulations.

                                     ARTICLE VII
                               ADOPTION AND AMENDMENT

This Code shall be adopted, and may be amended, by the Trustees of the Trust, including a majority of the Independent Trustees, based upon a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in Unlawful Actions (as defined in Article VIII). In addition, prior to approving this Code and any amendment to it, the Trustees must receive a certification from Haven that Haven has adopted procedures reasonably necessary to prevent access persons from violating this Code.

                                    ARTICLE VIII
                             DEFINITIONS, MISCELLANEOUS

(a) Definitions. Certain terms used in this Code shall have the meaning set forth below:

"Beneficial ownership" shall have the meaning set forth in Appendix A.

The "Compliance Officer" shall be Stephen Ely.

The term "Independent Trustee" shall mean a Trustee of the Trust who is not an interested person of the Trust within the meaning of Section 2(a)(19) of the Act.

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"Unlawful Actions" shall mean any action by an affiliated person of the Trust or
Haven, in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held, or to be acquired, by the Trust (including
(i) any Covered Security that, within the most recent 15 days, is or has been held by the Trust, is being or has been considered by Haven for purchase by the Trust and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (i)):

(1) To employ any device, scheme or artifice to defraud the Trust;

(2) To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

(4) To engage in any manipulative practice with respect to the Trust.

(b) Interpretation. The provisions of this Code will be interpreted by counsel to the Trust. Questions of interpretation may be directed to the Compliance Officer who may refer such questions to counsel to the Trust.

(c) Sanctions. If advised of a violation of this Code by a trustee, officer or employee of the Trust, the trustees may impose such sanctions as they deem appropriate. If advised of a violation of this Code by any other access person, the Compliance Officer may impose such sanctions as he deems appropriate, and any such violations of this Code and sanctions therefor will be reported to the trustees quarterly.

(d) Effective Date. This Code shall become effective as of September 21, 1994, as amended on February 15, 2000.

                                     APPENDIX A
                              Beneficial Ownership


As a general rule, a person is regarded as the beneficial owner of securities held in the name of his or her spouse or their minor children. These relationships, in the absence of special circumstances, ordinarily confer benefits substantially equivalent to ownership (i.e., application of the income derived from the securities to maintain a common home, to meet expenses which would otherwise be met from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities). A person is also regarded as the beneficial owner of securities held in the name of a spouse or minor children even though he or she does not obtain any of the above benefits if he or she can vest or revest title in himself or herself at once or at some future time.

A person is the beneficial owner of securities held in the name of another person if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains benefits substantially equivalent to those of ownership. Moreover, the fact that the other person is a relative or relative of a spouse and sharing the same home may indicate the existence of benefits substantially equivalent to ownership of the securities held in the name of such relative.

A person is also regarded as the beneficial owner of securities held by a partnership of which he or she is a partner, a corporation of which he or she is a controlling person or which is used alone or with a small group as a medium for investing or trading in securities, or a trust over which he or she has any direct or indirect influence or control and of which such person or any member of his or her immediate family (spouse, children, grandchildren and parents) is a beneficiary.

Any questions concerning the applicability of the above considerations may be directed to the Compliance Officer who will refer such questions to counsel as appropriate.

                                   APPENDIX B

                     CERTIFICATION OF COMPLIANCE WITH CODE


The undersigned hereby acknowledges that he or she is subject to the Code and certifies that he or she (i) has read and understood it, (ii) has complied its requirements and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.


Signed:
       -------------------------------

Date:
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